EXHIBIT 99.1

Miller Energy Resources Announces $100 Million Credit Facility and the Successful Redevelopment of the RU-1 Well in Alaska

HUNTSVILLE, Tenn., June 13, 2011/PRNewswire/ -- Miller Energy Resources, Inc. (“Miller”) (NYSE:MILL), a high growth oil and natural gas exploration, production and drilling company, announced today that it had closed on a two year, $100 million credit facility with Guggenheim Corporate Funding, LLC, Citi and Bristol Investment Fund, Ltd. Munger, Tolles and Olson, LLP advised Miller on the transaction. The credit facility, which provides for an initial borrowing base of $35 million, is secured by substantially all of the company’s and its subsidiaries’ assets. Proceeds from the loan will be utilized to fund development and the construction of a drilling rig to be used to increase oil production both onshore and offshore in Alaska through the drilling of new wells and the reworking of previously producing oil wells.

Miller has also successfully redeveloped the RU-1 well on the Osprey platform in the Cook Inlet in Alaska by changing an electric submersible pump (“ESP”). The well is currently flowing above expected rates at a steady rate of approximately 350 Bbls/d gross.

Miller is continuing redevelopment operations on the Osprey and is currently replacing the ESP on the RU-7 well, which is expected to come online in the next week. Following this replacement, Miller plans to redevelop and drill additional wells in the Cook Inlet, including the four wells that are expected to produce an additional 2,000 Bbls/d gross from the Osprey platform.

“From both a financial management and operational standpoint, I am very proud of our Company. Today we have announced a $100 million credit facility with major financial institutions and the successful redevelopment of the RU-1 well in Alaska. The credit facility ensures that Miller has the funding to dramatically increase production through low-risk development, which will build significant long-term value for our shareholders.  Obtaining a credit facility without an equity component led by Guggenheim was very important for Miller. Beyond the financial security provided by the facility, Miller is pleased to have access to Guggenheim’s significant financial capabilities and extensive oil and gas expertise. With the successful redevelopment of RU-1, which is exceeding expectations, we continue to demonstrate our operational expertise and our ability to cost effectively operate and redevelop wells in the Redoubt field and our other Alaskan assets.” said Scott M. Boruff, Miller CEO. “The credit facility ensures that Miller has the funding to dramatically increase production through low risk development which will build significant long term value for our shareholders.”

About Miller

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America.  Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale.  Miller is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.  The company’s common stock is listed on the NYSE Stock Market under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties.  Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources’ reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2010.  Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov).  All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

Robert L. Gaylor

SVP Investor Relations

Miller Energy Resources

3651 Baker Highway

P.O. Box 130

Huntsville, Tennessee 37756

Phone: (865) 223-6575

Fax: (865) 691-8209

bobby@millerenergyresources.com

Web Site: http://www.millerenergyresources.com